Exhibit (d)(11)
Emmis Communication Corporation
One EMMIS Plaza, Suite 700
40 Monument Circle
Indianapolis, Indiana 46204
TOTAL RETURN SWAP TRANSACTION
Third Point Offshore Master Fund L.P.
c/o Third Point LLC
390 Park Avenue
New York, New York 10022

Date:	November 14, 2011

From:	Emmis Communication Corporation (“Party B”)

Attention:

To:	Third Point Offshore Master Fund L.P. (“Party A”)

Re:	Total Return Swap Transaction

Dear Sir or Madam:
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.
     The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern.
     1. This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This

Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement, as published by the International Swaps and Derivatives Association, Inc. in 2002 (the “ISDA Form”), as if we had executed an agreement in such form on the Trade Date of this Transaction between us (but without any Schedule except for (a) the election of the laws of the State of New York as the governing law and United States Dollars as the Termination Currency, (b) the amendment of Section 13(b)(i)(2) to read “(2) if this Agreement is expressed to be governed by the laws of the State of New York, to the jurisdiction of the courts of the State of Indiana sitting in Marion County, Indiana, the court of the United States of America for the Southern District of Indiana and appellate courts having jurisdiction of appeals from any of the foregoing;”, (c) the replacement of “; and” in Section 13(b)(ii) with “.” and the deletion of Section 13(b)(iii), and (d) the agreement that notwithstanding Sections 5 and 6, if at any time and so long as a party to this Agreement (“X”) shall have satisfied in full all its payment and delivery obligations under Section 2(a)(i) and shall at the time have no future payment or delivery obligations, whether absolute or contingent, under such Section, then unless the other party (“Y”) is required pursuant to appropriate proceedings to return to X or otherwise returns to X upon demand of X any portion of any such payment or delivery, (i) the occurrence of an event described in Section 5(a) with respect to X or any Credit Support Provider or Specified Entity of X shall not constitute an Event of Default or Potential Event of Default with respect to X and (ii) Y shall be entitled to designate an Early Termination Date pursuant to Section 6 only as a result of the occurrence of a Termination Event set forth in Section 5(b)(i) or 5(b)(ii) with respect to X as the Affected Party only). In the event of any inconsistency between the provisions of the ISDA Form and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.
     2. The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms:

Trade Date:	November 7, 2011

Effective Date:	November 14, 2011

Scheduled Termination Date:	November 14, 2016

Termination Date:	The earlier to occur of: (i) the Optional Early Termination Date; (ii) the Event Termination Date; and (iii) the Scheduled Termination Date.

Shares:	6.25% Series A Cumulative Convertible Preferred Stock of Emmis Communication Corporation (the “Issuer”)

Exchange:	NASDAQ

Related Exchange(s):	All Exchanges

Clearance System:	DTC

Equity Amounts payable by Party A

Equity Amount Payer:	Party A

Equity Amount Receiver:	Party B

Number of Shares:	183,157

Equity Notional Amount:	$2,802,302.1

Initial Price:	$15.30

Type of Return:	Total Return

Initial Exchange Amount payable by Party B:

Initial Exchange Amount:	Equity Notional Amount

Initial Exchange Date:	Effective Date

Settlement Terms:

Physical Settlement:	Applicable; provided that the Equity Amount Receiver shall have no obligation to make any payment (including, without limitation, payment of the Equity Notional Amount) on the Settlement Date; provided further that Physical Settlement shall be deemed satisfied upon the Termination Date provided Party A has delivered the Number of Shares to Party B on the Effective Date pursuant to Section 6(a) below.

Settlement Date:	The Termination Date.

Settlement Currency:	Not Applicable

Settlement Method Election:	Not Applicable

Dividends:

Dividend Payments:	On each Dividend Payment Date, the Equity Amount Payer will pay the Equity Amount Receiver the Dividend Amount in respect of the relevant Dividend Period, unless the Equity Amount Receiver shall have otherwise received the Dividend Amount directly from the Issuer. The obligation to make Dividend Payments shall survive any termination of this Transaction.

Dividend Period:	Each period from, but excluding one Dividend Payment Date to, and including, the next Dividend Payment Date, except that (i) the initial Dividend Period will commence on, but exclude, the Trade Date and (ii) the final Dividend Period will end on, and include, the Settlement Date.

Dividend Amount:	Record Amount

Dividend Payment Date:	The date, if any, that the Issuer of the Shares pays the related dividend to holders of record of such Shares as determined by the Calculation Agent.

Re-investment of Dividends:	Not Applicable

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	As provided below

Share-for-Other:	As provided below

Share-for-Combined:	As provided below

Determining Party:	Party A and Party B

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	As provided below

Share-for-Other:	As provided below

Share-for-Combined:	As provided below

Determining Party:	Party A and Party B

Composition of Combined Consideration:	Applicable

Nationalization, Insolvency or Delisting:	As provided below

Determining Party:	Party B

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Determining Party:	Party A and Party B
Consequences of Extraordinary Events and Additional Disruption Events:
Upon the occurrence of an Extraordinary Event or an Additional Disruption Event, and notwithstanding anything in the Equity Definitions to the contrary, each of Party A and Party B shall have the right to deliver a notice to the other party of the occurrence of such Extraordinary Event or Additional Disruption Event, which notice shall also specify a date that is not more than 2 Scheduled Trading Days and not less than 5 Scheduled Trading Days after the date on which such notice is delivered, which date, notwithstanding anything to the contrary herein, will be the Termination Date for the Transaction (the “Event Termination Date”).

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Not Applicable

Additional Acknowledgments:	Applicable
3.	Optional Early Termination.

(a)	Right to Terminate Early

Notwithstanding any other termination provision contained in this Confirmation or the ISDA Form, Party B may give irrevocable notice (an “Optional Early Termination Notice”) (which may be delivered in writing or orally by telephone) no later than the Scheduled Closing Time on any Notice Date (as defined below) of an early termination of the Transaction (an “Optional Early Termination”). If an Optional Early Termination Notice is given after the Scheduled Closing Time on any Scheduled Trading Day, then that Optional Early Termination Notice will be deemed delivered on the next following Scheduled Trading Day. Party B will execute and deliver a written confirmation confirming the substance of any telephonic notice in respect of an Optional Early Termination Notice within one Scheduled Trading Day of that notice. Failure to provide that written confirmation will not affect the validity of the telephonic notice.

Party B shall state in any Optional Early Termination Notice the date on which any such Optional Early Termination is to be effected (the “Optional Early Termination Date”) (I) which must be at least one (1) Scheduled Trading Day after the Notice Date (or such other time as the parties may agree from time to time in respect of a particular Optional Early Termination which may provide less notice), and (II) shall be no later than the Scheduled Trading Day preceding the Scheduled Termination Date.

(b)	Consequences of an Optional Early Termination

In consideration of the termination of the Transaction, Party A shall deliver to Party B a number of Shares equal to the Number of Shares on the Settlement Date; provided that such delivery shall be deemed satisfied upon delivery of the Number of Shares to Party B on the Effective Date in accordance with Section 6(a) below. Upon the Termination Date, the Transaction shall be terminated and neither party shall have any further obligation to the other party in respect thereof.

“Notice Date” means, a Scheduled Trading Day from, and including, the Effective Date to, and including, the second (2nd) Scheduled Trading Day preceding the Scheduled Termination Date (or such other time as the parties may agree from time to time in respect of an Optional Early Termination).

4.	Calculation Agent.
Party A and Party B. .

5.	Ownership of Shares.
Notwithstanding anything contained in Section 6 herein, Party A shall remain the beneficial owner of, and maintain control (subject to the Transaction Documents) over the Shares in an amount equal to the Number of Shares during the term of the Transaction and, except as otherwise provided herein, may not sell any of the Number of Shares or enter into any other transactions relating to any of the Number of Shares at any time during the term of the Transaction.
6.	Security Interest.

(a)	Security Interest

Party A hereby pledges to Party B, as security for all present and future obligations of Party A under this Transaction, and grants to Party B a first priority continuing security interest in, lien on and right of set-off against a number of Shares equal to the Number of Shares. Party B will hold such Shares and shall act in a fiduciary capacity on behalf of Party A, who shall remain a beneficial owner of the Shares until the Termination Date.

(b)	Further Assurances

Promptly following a demand made by Party B, Party A will execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by Party B to create, preserve, perfect or validate any security interest or lien granted under this Section 6, to enable Party B to exercise or enforce its rights under this Confirmation with respect to the Number of Shares.

7.	[Reserved].

8.	Additional Representations of Party A.
Party A represents and warrants to the Party B that:
(a)	as of the Effective Date, its jurisdiction of organization, mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business) are as set forth in Schedule 1 attached hereto;

(b)	the name in which it has executed this Confirmation is the exact name as it appeared in its organizational documents, as amended, as filed with its jurisdiction of organization on the date of such execution; and

(c)	it is the sole owner of or otherwise has the right to pledge the Shares to Party B hereunder, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest and lien in favor of Party B granted hereunder.

9.	Account Details:

Account for payments to Party A:	Citibank NA
111 Wall St
New York, NY 10005
ABA #: 021-000-089
FBO: Citigroup Global Markets Inc. Prime Brokerage
Account #: 3084-2348
F/F/C: Third Point Offshore Master Fund LP
F/F/C: 522-9279P 2 5

Account for delivery of Shares to Party B:	Account Information to be provided by Party B prior to the Effective Date.
10.	Offices:
(a)	The Office of Party A for the Transaction is New York; and

(b)	The Office of Party B for the Transaction is Indiana.
[Signatures follow on separate page]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter or telex substantially similar to this letter, which letter or telex sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Yours Sincerely,

EMMIS COMMUNICATIONS CORPORATION

By:
Name:
Title:
Confirmed as of the date first above
written:
THIRD POINT OFFSHORE MASTER FUND L.P.
By: Third Point LLC, its investment manager

By:
Name:
Title:

Schedule 1
JURISDICTION OF ORGANIZATION, MAILING ADDRESS AND LOCATION
OF PLACE OF BUSINESS OF PARTY A
THIRD POINT OFFSHORE MASTER FUND L.P.
CAYMAN ISLANDS
390 PARK AVENUE
NEW YORK, NEW YORK 10022